EXHIBIT 3.4
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                                   Schedule A

                               ALTERED MEMORANDUM

                                       of

                                 RFP TIMBER LTD.
          (as altered by Special Resolution passed as of April 6, 1994)


1.       The name of the Company is "RFP TIMBER LTD."

2. The businesses that the Company is permitted to carry on are restricted to the following:

         (a) the acquisition, holding or disposition in any manner and for any purpose of Forest Licences issued under the FOREST ACT of British Columbia, and any ancillary permits, plans or authorizations thereunder or any interest in such Forest Licences or ancillary permits, plans or authorizations, whether legal or equitable, and the obtaining of any renewals, extensions or replacements therefor, and including the granting of any security thereon or with respect thereto;

         (b) the fulfilling of all requirements and obligations of the holder of such Forest Licences, permits, plans or authorizations or any such interest therein or any renewals, extensions or replacements therefor;

         (c) the exploitation or the granting of any rights for the exploitation of any such Forest Licences, permits, plans or authorizations or an such interest therein or any renewals, extensions or replacements therefor or any timber represented thereby;

         (d) the contracting for timber harvesting and related services in connection with the exploitation of such Forest Licences, permits, or authorizations or any such interest therein or any renewals, extensions or replacements therefor or any timber represented thereby;

         and all on such terms as the directors of the Company may determine from time to time or as may be required pursuant to the articles of the Company subject, in any event, to the FOREST ACT of British Columbia. For greater certainty the foregoing restrictions on the businesses that the Company is permitted to carry on shall not restrict the power of the Company to guarantee obligations of any other person and give any security therefor as provided in the Articles of the Company.

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3.       The authorized capital of the Company consists of 10,000,010 shares divided into:

         (a)      10 Class A Voting Common shares without par value; and

         (b) 10,000,000 Class B Non-Voting Common shares with par value of $0.01 each;

4. The Class A Voting Common shares and the Class B Non-Voting Common shares shall have attached to them the special rights and restrictions set forth in the Articles of the Company.